Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Registration Statement No. 333-249232 on Form S-8 of Waterstone Financial, Inc. of our report dated February 28, 2023 relating to the consolidated financial statements as of and for each of the two years in the period ended December 31, 2022 and effectiveness of internal control over financial reporting as of December 31, 2022, appearing in this Annual Report on Form 10-K of Waterstone Financial, Inc..

/s/ CliftonLarsonAllen LLP

CliftonLarsonAllen LLP

Milwaukee, Wisconsin
February 28, 2023